MDU Resources Reports Record Third Quarter Earnings from Continuing Operations

BISMARCK, N.D. – Oct. 31, 2008 – MDU Resources Group, Inc. (NYSE:MDU) announced record third quarter financial results, with consolidated earnings from continuing operations of $118.2 million, compared to $104.3 million for the third quarter of 2007. Earnings per common share from continuing operations were 64 cents, compared to 57 cents in the third quarter of 2007.

Highlights for Third Quarter 2008

•	Record consolidated earnings from continuing operations of $118.2 million.
•	Earnings per common share from continuing operations increased 12 percent to 64 cents.
•	Reflecting primarily lower natural gas and oil prices, decreased 2008 earnings per share guidance to a range of $1.95 to $2.10.

Consolidated earnings from continuing operations for the nine months ended Sept. 30 increased 34 percent to $304.4 million, or $1.66 per common share, compared to $227.4 million, or $1.24 per common share, for the first nine months of 2007.

“Our third-quarter and year-to-date performance is outstanding,” said Terry D. Hildestad, president and chief executive officer of MDU Resources. “Our strong financial position reinforces the value of our diversified business strategy and careful financial management, especially at a time when our nation is facing serious economic challenges.”

Primarily the result of significant decreases in natural gas and oil prices, the company announced that it lowered its 2008 earnings per share guidance to a range of $1.95 to $2.10, down from previous guidance of $2.10 to $2.35. 2008 earnings per share guidance compares favorably to 2007 earnings per share from continuing operations of $1.76.

“We continue to expect 2008 to be a very successful year for MDU Resources, despite the volatility in commodity prices in the past several months,” Hildestad said.

At the natural gas and oil production business, higher realized natural gas and oil prices and increased production resulted in record third quarter earnings. Realized natural gas prices increased 37 percent and oil prices increased 53 percent. Oil production increased 29 percent from the same period in 2007, primarily because of increased exploration activities in North Dakota’s Bakken play and Utah’s Paradox Basin, as well as from East Texas properties acquired earlier this year.

Earnings from the company’s pipeline and energy services business decreased as the result of lower storage services revenue, as well as decreased volumes transported to storage.

The construction materials and contracting business has been affected by the economic downturn primarily as it relates to the residential market, with significantly lower construction workloads and margins, as well as product volumes. The group has secured a strong backlog of construction work and continues its focus on cost-containment efforts.

The construction services group again had a record quarter, driven by an increase in construction workloads. This business continues to maintain a strong work backlog.

The electric and natural gas distribution business had a solid quarter. Earnings increased from the third quarter of 2007, despite normal seasonal losses in the natural gas distribution business. On Oct. 1, the company completed the acquisition of Intermountain Gas Company, which serves more than 300,000 natural gas customers in Idaho.

The company will host a webcast at 1 p.m. EDT today to discuss earnings results and guidance. The event can be accessed at www.mdu.com. A webcast replay and audio replay will be available. The dial-in number for audio replay is (800) 642-1687 or for international callers, (706) 645-9291, conference ID 64979554.

MDU Resources Group, Inc., a member of the S&P MidCap 400 index, provides value-added natural resource products and related services that are essential to energy and transportation infrastructure, operating in three core lines of business: energy, construction materials and utility resources. MDU Resources includes natural gas and oil production, natural gas pipelines and energy services, construction materials and contracting, construction services, and electric and natural gas utilities. For more information about MDU Resources, see the company's Web site at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Contacts:

Financial:
Vernon A. Raile, executive vice president, treasurer and chief financial officer, (701) 530-1003
Phyllis A. Rittenbach, director - investor relations, (701) 530-1057

Media:
Rick Matteson, director of communications and public affairs, (701) 530-1700

Quarterly Performance Summary and Future Outlook

The following information highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries and other matters for each of the company’s businesses. Many of these highlighted points are “forward-looking statements.” There is no assurance that the company’s projections, including estimates for growth and changes in earnings, will in fact be achieved. Please refer to assumptions contained in this section, as well as the various important factors listed at the end of this document under the heading “Risk Factors and Cautionary Statements that May Affect Future Results.” Changes in such assumptions and factors could cause actual future results to differ materially from growth and earnings projections.

Business Line	Earnings Third Quarter 2008 (In Millions)	Earnings Third Quarter 2007 (In Millions)
Energy
Natural gas and oil production	$57.5	$33.2
Pipeline and energy services	5.7	9.2
Construction Materials and Contracting	33.6	50.4
Utility Resources
Construction services	16.3	13.7
Electric and natural gas distribution	3.4	1.2
Other	1.7	(3.4)
Earnings before discontinued operations	118.2	104.3
Income from discontinued operations,
net of tax	---	96.8
Earnings on common stock	$118.2	$201.1

On a consolidated basis, the following information highlights the key growth strategies, projections and certain assumptions for the company:

•	Earnings per common share for 2008 are projected in the range of $1.95 to $2.10.
•	Long-term compound annual growth goals on earnings per share from operations are in the range of 7 percent to 10 percent.
•
Estimated capital expenditures for 2008 are approximately $1.347 billion. The increase, as compared to estimated capital expenditures of $941 million reported in the company’s 2007 Form 10-K, is largely related to the Intermountain Gas acquisition as well as higher expenditures at the natural gas and oil production business.

Energy
Natural Gas and Oil Production
	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(Dollars in millions, where applicable)
Operating revenues:
Natural gas	$121.1	$86.4	$379.1	$276.4
Oil	72.0	36.5	198.7	92.3
Other	.1	.2	.1	.4
	193.2	123.1	577.9	369.1
Operating expenses:
Purchased natural gas sold	---	---	.1	.3
Operation and maintenance:
Lease operating costs	21.0	17.6	58.5	48.7
Gathering and transportation	6.6	5.3	18.5	14.9
Other	10.5	8.9	33.1	26.3
Depreciation, depletion and amortization	44.5	33.2	125.5	92.7
Taxes, other than income:
Production and property taxes	15.5	8.5	45.4	26.7
Other	.2	.1	.7	.6
	98.3	73.6	281.8	210.2
Operating income	94.9	49.5	296.1	158.9
Earnings	$57.5	$33.2	$179.8	$99.0

Production:
Natural gas (MMcf)	16,188	15,865	49,280	46,536
Oil (MBbls)	729	565	2,067	1,710
Total Production (MMcfe)	20,566	19,256	61,684	56,799
Average realized prices (including hedges):
Natural gas (per Mcf)	$7.48	$5.45	$7.69	$5.94
Oil (per barrel)	$98.61	$64.54	$96.09	$53.94
Average realized prices (excluding hedges):
Natural gas (per Mcf)	$7.84	$4.51	$8.02	$5.35
Oil (per barrel)	$99.60	$64.64	$97.01	$53.98
Average depreciation, depletion and amortization rate, per equivalent Mcf	$2.10	$1.65	$1.97	$1.56
Production costs, including taxes, per equivalent Mcf:
Lease operating costs	$1.02	$.91	$.95	$.86
Gathering and transportation	.32	.28	.30	.26
Production and property taxes	.75	.44	.73	.47
	$2.09	$1.63	$1.98	$1.59

The natural gas and oil production segment reported record third quarter earnings of $57.5 million, a 73 percent increase over the third quarter of 2007. Realized natural gas prices were 37 percent higher and realized oil prices were 53 percent higher. In addition, combined natural gas and oil production increased 7 percent. Partially offsetting these increases were higher depreciation, depletion and amortization expense, production taxes and lease operating costs, as well as the absence of an approximate $3 million 2007 income tax benefit.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•
The company expects a combined natural gas and oil production increase in 2008 in the range of 7 percent to 9 percent over 2007 levels. The decrease from previous guidance relates primarily to the effects of the September hurricanes in the Gulf. A lesser contributing factor is the lower growth expectations for a portion of the company’s exploratory activities.

•
The company is involved in exploratory drilling in the Bakken area in North Dakota and in the Paradox Basin in Utah. Net acreage in the Bakken includes approximately 65,000 acres with plans to participate in 50 to 60 wells in 2008, roughly half of which will be operated. The company is exploring the Three Forks/Sanish formation located below the Bakken formation. If the Three Forks/Sanish formation proves to be a separate reservoir from the Bakken, it would provide additional opportunities to grow reserves and production within its existing leasehold position. In the Paradox Basin, the company has net acreage of approximately 90,000 acres with plans to spud its sixth well in the fourth quarter.

•
The company’s combined proved natural gas and oil reserves as of Dec. 31 were 707 billion cubic feet equivalent. In January, 97 Bcfe of proved reserves were added with the East Texas property acquisition. The company is pursuing continued reserve growth through further exploitation of its existing properties, exploratory drilling and property acquisitions.

•	Earnings guidance reflects estimated natural gas prices for November and December as follows:

Index*	Price/Thousand Cubic Feet (Mcf)
Ventura	$5.50 to $6.00
NYMEX	$6.00 to $6.50
CIG	$3.25 to $3.75

During 2007, more than three-fourths of natural gas production was priced at non-NYMEX prices, the majority of which was at Ventura pricing.
•	Earnings guidance reflects estimated NYMEX crude oil prices for November and December in the range of $60 to $65 per barrel.
•
For the last three months of 2008, the company has hedged approximately 50 percent to 55 percent of its estimated natural gas production and less than 5 percent of its estimated oil production. Of its estimated 2009 natural gas production, the company has hedged approximately 35 percent to 40 percent and less than 5 percent for 2010 and 2011. The hedges that are in place as of Oct. 30 are summarized in the following chart:

Commodity	Type	Index*	Period Outstanding	Forward Notional Volume (MMBtu/Bbl)	Price (Per MMBtu/Bbl)
Natural Gas	Collar	Ventura	10/08	155,000	$7.00-$8.05
Natural Gas	Collar	Ventura	10/08	155,000	$7.00-$8.06
Natural Gas	Swap	Ventura	10/08	155,000	$7.45
Natural Gas	Collar	Ventura	10/08	155,000	$7.50-$8.70
Natural Gas	Swap	Ventura	10/08	155,000	$8.005
Natural Gas	Collar	Ventura	10/08	108,500	$7.25-$8.02
Natural Gas	Collar	CIG	10/08	108,500	$5.75-$7.40
Natural Gas	Collar	Ventura	10/08 - 12/08	460,000	$7.00-$8.45
Natural Gas	Collar	Ventura	10/08 - 12/08	460,000	$7.50-$8.34
Natural Gas	Swap	Ventura	10/08 - 12/08	828,000	$8.55
Natural Gas	Collar	NYMEX	10/08 - 12/08	460,000	$7.50-$10.15
Natural Gas	Swap	HSC	10/08 - 12/08	625,600	$7.91
Natural Gas	Collar	CIG	10/08 - 12/08	460,000	$6.75-$7.04
Natural Gas	Swap	CIG	10/08 - 12/08	460,000	$6.35
Natural Gas	Swap	CIG	10/08 - 12/08	460,000	$6.41
Natural Gas	Swap	Ventura	10/08 - 12/08	1,288,000	$9.10
Natural Gas	Collar	NYMEX	10/08 - 12/08	460,000	$9.00-$10.50
Natural Gas	Swap	Ventura	11/08 - 12/08	427,000	$9.25
Natural Gas	Swap	Ventura	11/08 - 12/08	610,000	$8.85
Natural Gas	Swap	Ventura	11/08 - 12/08	915,000	$12.465
Natural Gas	Swap	CIG	1/09 - 3/09	225,000	$8.45
Natural Gas	Swap	HSC	1/09 - 12/09	2,482,000	$8.16
Natural Gas	Collar	Ventura	1/09 - 12/09	1,460,000	$7.90-$8.54
Natural Gas	Collar	Ventura	1/09 - 12/09	4,380,000	$8.25-$8.92
Natural Gas	Swap	Ventura	1/09 - 12/09	3,650,000	$9.02
Natural Gas	Collar	CIG	1/09 - 12/09	3,650,000	$6.50-$7.20
Natural Gas	Swap	CIG	1/09 - 12/09	912,500	$7.27
Natural Gas	Collar	NYMEX	1/09 - 12/09	1,825,000	$8.75-$10.15
Natural Gas	Swap	Ventura	1/09 - 12/09	3,650,000	$9.20
Natural Gas	Collar	NYMEX	1/09 - 12/09	3,650,000	$11.00-$12.78
Natural Gas	Basis	NYMEX to Ventura	1/09 - 12/09	3,650,000	$0.61
Natural Gas	Swap	HSC	1/10 - 12/10	1,606,000	$8.08
Natural Gas	Swap	HSC	1/11 - 12/11	1,350,500	$8.00
Crude Oil	Collar	NYMEX	10/08 - 12/08	18,400	$67.50-$78.70

* Ventura is an index pricing point related to Northern Natural Gas Co.’s system; CIG is an index pricing point related to Colorado Interstate Gas Co.’s system; HSC is the Houston Ship Channel hub in southeast Texas which connects to several pipelines.

Pipeline and Energy Services
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(Dollars in millions)
Operating revenues	$134.6	$102.5	$423.5	$327.8
Operating expenses:
Purchased natural gas sold	97.6	60.9	308.3	216.3
Operation and maintenance	17.2	17.1	51.4	47.7
Depreciation, depletion and amortization	5.9	5.4	17.4	16.1
Taxes, other than income	2.9	2.7	8.5	8.1
	123.6	86.1	385.6	288.2
Operating income	11.0	16.4	37.9	39.6
Income from continuing operations	5.7	9.2	19.7	21.1
Income from discontinued operations, net of tax	---	.2	---	.3
Earnings	$5.7	$9.4	$19.7	$21.4

Transportation volumes (MMdk):
Montana-Dakota Utilities Co.*	8.2	6.6	23.7	21.7
Other	29.1	33.5	77.3	83.7
	37.3	40.1	101.0	105.4
Gathering volumes (MMdk)	26.8	23.5	76.2	68.2
* A public utility division of the company.

This segment reported third quarter earnings of $5.7 million, compared to $9.4 million for the same period in 2007. Lower storage services revenue, as well as a 28 percent decrease in volumes transported to storage were partially offset by increased gathering volumes.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•
Based on the results from a recent open season, an incremental expansion to the Grasslands Pipeline of 75,000 Mcf per day is now anticipated for 2009. The expected in-service date is August 2009, pending regulatory approvals. Through additional compression, the firm capacity of the Grasslands Pipeline will reach full capacity of 213,000 Mcf per day, an increase from the current firm capacity of 138,000 Mcf per day.

•
The company is pursuing the development of the Bakken Pipeline, a new natural gas pipeline designed to transport natural gas from the fast-growing Bakken play in northwestern North Dakota and northeastern Montana to a new pipeline interconnect with Alliance Pipeline. The Bakken Pipeline is anticipated to have an initial capacity of approximately 100,000 Mcf per day, with the flexibility to expand capacity to 200,000 Mcf per day. The pipeline project remains subject to shipper commitment and regulatory approvals.

•	In 2008, total gathering and transportation throughput is expected to be slightly higher than 2007 record levels.

Construction Materials and Contracting

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(Dollars in millions)
Operating revenues	$620.0	$639.6	$1,248.7	$1,322.7
Operating expenses:
Operation and maintenance	524.0	519.7	1,085.3	1,101.4
Depreciation, depletion and amortization	25.8	23.2	76.7	69.1
Taxes, other than income	11.6	11.8	31.1	33.4
	561.4	554.7	1,193.1	1,203.9
Operating income	58.6	84.9	55.6	118.8
Earnings	$33.6	$50.4	$25.2	$66.1

Sales (000's):
Aggregates (tons)	11,100	11,769	24,060	27,665
Asphalt (tons)	2,890	3,330	4,538	5,435
Ready-mixed concrete (cubic yards)	1,244	1,328	2,907	3,046

The construction materials and contracting segment reported earnings of $33.6 million for the third quarter of 2008, compared to $50.4 million a year ago. Construction workloads and margins, as well as product volumes from existing operations, were significantly lower as a result of the economic downturn primarily as it relates to the residential market. In addition, diesel fuel costs were significantly higher.

The company acquired Ideal Contractors, Inc. in the third quarter. Ideal is a producer of construction aggregates and a construction contractor headquartered in Idaho Falls, Idaho. Ideal complements existing operations in Boise, Idaho.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•	The economic slowdown has adversely impacted operations. It is expected that 2008 earnings will be significantly lower than 2007.
•
The company continues its strong emphasis on industrial, energy and public works projects and cost containment. It also is pursuing opportunities for expansion of its liquid asphalt materials business to cost effectively meet the liquid asphalt and diesel requirements of the company, as well as third-party customers.

•
Work backlog as of Sept. 30 was approximately $557 million, compared to $520 million at Sept. 30, 2007. Margins on the backlog have declined as a result of a shift to more public sector work and increased competition.

•	A key long-term strategy for the company is growing its 1.2 billion tons of strategically located aggregate reserves.

Utility Resources
Construction Services
	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(In millions)
Operating revenues	$328.5	$293.3	$960.6	$793.9
Operating expenses:
Operation and maintenance	288.0	258.1	848.5	700.4
Depreciation, depletion and amortization	3.3	3.5	9.8	10.5
Taxes, other than income	9.5	8.5	31.9	24.8
	300.8	270.1	890.2	735.7
Operating income	27.7	23.2	70.4	58.2
Earnings	$16.3	$13.7	$41.2	$33.9

This segment had record quarterly earnings of $16.3 million, a 19 percent increase over the previous year's $13.7 million. The increase reflects increased construction workloads that resulted in revenue growth of 12 percent.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•	The company anticipates margins in 2008 to be comparable to 2007.
•	The company continues to focus on costs and efficiencies to enhance margins.
•	Work backlog as of Sept. 30 was approximately $608 million, compared to $826 million at Sept. 30, 2007.
•	This business continually seeks opportunities to expand through strategic acquisitions and organic growth opportunities.

Electric and Natural Gas Distribution

Electric
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(Dollars in millions, where applicable)
Operating revenues	$56.0	$54.0	$154.1	$145.7
Operating expenses:
Fuel and purchased power	19.6	20.3	54.0	52.9
Operation and maintenance	15.9	16.0	47.4	45.6
Depreciation, depletion and amortization	6.0	5.7	18.1	16.9
Taxes, other than income	2.2	2.1	6.6	6.4
	43.7	44.1	126.1	121.8
Operating income	12.3	9.9	28.0	23.9
Earnings	$6.8	$5.7	$15.1	$13.0

Retail sales (million kWh)	660.7	703.5	1,946.2	1,945.5
Sales for resale (million kWh)	58.8	39.2	158.7	130.4
Average cost of fuel and purchased power per kWh	$.026	$.027	$.024	$.025

Natural Gas Distribution
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(Dollars in millions, where applicable)
Operating revenues	$94.0	$90.7	$653.1	$280.2
Operating expenses:
Purchased natural gas sold	55.9	53.3	475.9	193.9
Operation and maintenance	26.9	26.6	82.6	57.8
Depreciation, depletion and amortization	7.4	7.1	21.7	12.0
Taxes, other than income	4.7	5.9	30.3	9.1
	94.9	92.9	610.5	272.8
Operating income (loss)	(.9)	(2.2)	42.6	7.4
Earnings (loss)	$(3.4)	$(4.5)	$18.5	$1.1

Volumes (MMdk):
Sales	6.4	7.2	53.0	28.4
Transportation	24.9	22.7	70.0	29.0
Total throughput	31.3	29.9	123.0	57.4
Degree days (% of normal)*
Montana-Dakota	70%	71%	103%	93%
Cascade	111%	102%	111%	102%
Average cost of natural gas, including transportation, per dk**
Montana-Dakota	$9.71	$5.15	$8.33	$6.45
Cascade	$7.80	$7.60	$8.03	$7.60
* Degree days are a measure of the daily temperature-related demand for energy for heating.
** Regulated natural gas sales only. Note: Cascade was acquired on July 2, 2007.

The combined utility businesses earned $3.4 million in the third quarter, compared to earnings of $1.2 million for the same period in 2007. The earnings growth primarily reflects higher electric retail sales margins and energy-related services margins.

The company acquired Intermountain Gas effective Oct. 1. Intermountain Gas is headquartered in Boise, Idaho, and serves more than 300,000 customers. With the addition of Intermountain Gas, the company’s total utility customer base exceeds 930,000 customers. The enterprise value of the transaction, including indebtedness, is approximately $328 million.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•
The company is analyzing potential projects for accommodating load growth and replacing an expired purchased power contract with company-owned generation, which will add to base-load capacity and rate base. The company is a participant in the Big Stone Station II project. On June 5, the Minnesota Public Utilities Commission voted to delay its decision on the Big Stone Station II application for a transmission certificate of need and a route permit. The decision to delay was made so that the commission could receive information from an independent expert on construction costs, natural gas prices and potential costs related to carbon dioxide. A report was issued on Oct. 22 and project participants are in the process of reviewing the report and preparing a response. A final decision is expected in early 2009. If the decision is to proceed with construction of the plant, it is projected to be completed in 2015. The company anticipates it would own at least 116 megawatts of this plant or own other generation sources.

•
On Aug. 20, Montana-Dakota Utilities Co. filed an application with the Wyoming Public Service Commission for an electric rate increase. Montana-Dakota requested a total increase of $757,000 annually or approximately 4 percent more than current rates. An order is anticipated in the second quarter of 2009.

•	This business continues to pursue expansion of energy-related services and expects continued strong customer growth in Washington, Oregon and Idaho.

Other
	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(Dollars in millions)
Operating revenues	$2.5	$2.4	$7.9	$7.3
Operating expenses:
Operation and maintenance	2.5	4.5	8.0	12.0
Depreciation, depletion and amortization	.3	.3	.9	1.0
Taxes, other than income	---	.1	.2	.2
	2.8	4.9	9.1	13.2
Operating loss	(.3)	(2.5)	(1.2)	(5.9)
Income (loss) from continuing operations	1.7	(3.4)	4.9	(6.8)
Income from discontinued operations, net of tax	---	96.6	---	109.2
Earnings	$1.7	$93.2	$4.9	$102.4

In July 2007, the company closed on the sale of its domestic independent power production business. Earnings for third quarter 2007 reflect a $91.5 million gain on the sale of these assets.

Risk Factors and Cautionary Statements that May Affect Future Results
The information in this release includes certain forward-looking statements, including earnings per share guidance and statements by the president and chief executive officer of MDU Resources, within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, actual results may differ materially. Following are important factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements.

•
The company’s natural gas and oil production and pipeline and energy services businesses are dependent on factors, including commodity prices and commodity price basis differentials, which are subject to various external influences that cannot be controlled.

•
The regulatory approval, permitting, construction, startup and operation of power generation facilities may involve unanticipated changes or delays that could negatively impact the company’s business and its results of operations and cash flows.

•	Economic volatility affects the company’s operations, as well as the demand for its products and services and, as a result, may have a negative impact on the company’s future revenues and cash flows.
•
The company relies on financing sources and capital markets. Access to these markets may be adversely affected by factors beyond the company’s control. If the company is unable to obtain economic financing in the future, the company’s ability to execute its business plans, make capital expenditures or pursue acquisitions that the company may otherwise rely on for future growth could be impaired. As a result, the market value of the company’s common stock may be adversely affected.

•	Actual quantities of recoverable natural gas and oil reserves and discounted future net cash flows from those reserves may vary significantly from estimated amounts.
•
Some of the company’s operations are subject to extensive environmental laws and regulations that may increase costs of operations, impact or limit business plans, or expose the company to environmental liabilities.

•
One of the company’s subsidiaries is subject to ongoing litigation and administrative proceedings in connection with its coalbed natural gas development activities. These proceedings have caused delays in coalbed natural gas drilling activity, and the ultimate outcome of the actions could have a material negative effect on existing coalbed natural gas operations and/or the future development of its coalbed natural gas properties.

•
The company is subject to extensive government regulations that may delay and/or have a negative impact on its business and its results of operations and cash flows. Statutory and regulatory requirements also may limit another party’s ability to acquire the company.

•
The value of the company’s investments in foreign operations may diminish due to political, regulatory and economic conditions and changes in currency exchange rates in countries where the company does business.

•
One of the company’s subsidiaries is engaged in litigation with a nonaffiliated natural gas producer that has been conducting drilling and production operations that the subsidiary believes is causing diversion and loss of quantities of storage gas from one of its storage reservoirs. If the subsidiary is not able to obtain relief through the courts or the regulatory process, its storage operations could be materially and adversely affected.

•	Weather conditions can adversely affect the company’s operations and revenues and cash flows.
•	Competition is increasing in all of the company’s businesses.
•	Other factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements include:
o	Acquisition, disposal and impairments of assets or facilities.
o	Changes in operation, performance and construction of plant facilities or other assets.
o	Changes in present or prospective generation.
o	The availability of economic expansion or development opportunities.
o	Population growth rates and demographic patterns.
o	Market demand for, and/or available supplies of, energy- and construction-related products and services.
o	The cyclical nature of large construction projects at certain operations.
o	Changes in tax rates or policies.
o	Unanticipated project delays or changes in project costs, including related energy costs.
o	Unanticipated changes in operating expenses or capital expenditures.
o	Labor negotiations or disputes.
o	Inability of the various contract counterparties to meet their contractual obligations.
o	Changes in accounting principles and/or the application of such principles to the company.
o	Changes in technology.
o	Changes in legal or regulatory proceedings.
o	The ability to effectively integrate the operations and the internal controls of acquired companies.
o	The ability to attract and retain skilled labor and key personnel.
o	Increases in employee and retiree benefit costs.

For a further discussion of these risk factors and cautionary statements, refer to Item 1A – Risk Factors in the company’s most recent Form 10-K and Form 10-Q.

MDU Resources Group, Inc.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(In millions, except per share amounts) (Unaudited)

Operating revenues	$1,333.8	$1,245.3	$3,707.5	$3,015.2
Operating expenses:
Fuel and purchased power	19.6	20.3	54.0	52.9
Purchased natural gas sold	65.6	60.9	487.3	200.0
Operation and maintenance	905.5	866.8	2,212.0	2,033.8
Depreciation, depletion and amortization	93.2	78.4	270.1	218.3
Taxes, other than income	46.6	39.7	154.7	109.3
	1,130.5	1,066.1	3,178.1	2,614.3
Operating income	203.3	179.2	529.4	400.9
Earnings from equity method investments	1.8	11.8	5.7	17.8
Other income	.4	3.4	1.9	5.7
Interest expense	19.9	19.1	57.8	53.9
Income before income taxes	185.6	175.3	479.2	370.5
Income taxes	67.2	70.8	174.3	142.6
Income from continuing operations	118.4	104.5	304.9	227.9
Income from discontinued operations, net of tax	---	96.8	---	109.5
Net income	118.4	201.3	304.9	337.4
Dividends on preferred stocks	.2	.2	.5	.5
Earnings on common stock	$118.2	$201.1	$304.4	$336.9

Earnings per common share -- basic
Earnings before discontinued operations	$.65	$.57	$1.66	$1.25
Discontinued operations, net of tax	---	.53	---	.60
Earnings per common share -- basic	$.65	$1.10	$1.66	$1.85
Earnings per common share -- diluted
Earnings before discontinued operations	$.64	$.57	$1.66	$1.24
Discontinued operations, net of tax	---	.53	---	.60
Earnings per common share -- diluted	$.64	$1.10	$1.66	$1.84
Dividends per common share	$.1550	$.1450	$.4450	$.4150
Weighted average common shares outstanding -- basic	183.2	182.2	182.9	181.8
Weighted average common shares outstanding -- diluted	184.1	183.2	183.8	182.8

	Nine Months Ended September 30,
	2008		2007
	(Unaudited)

Other Financial Data
Book value per common share	$15.14		$13.42
Market price per common share	$29.00		$27.84
Dividend yield (indicated annual rate)	2.1%		2.1%
Price/earnings ratio*	13.4	x	12.1	x
Market value as a percent of book value	191.5%		207.4%
Return on average common equity*	15.5%		18.7%
Total assets**	$6.3		$5.5
Total equity**	$2.8		$2.5
Total debt **	$1.6		$1.3
Capitalization ratios:
Total equity	64%		66%
Total debt	36		34
	100%		100%

* Represents 12 months ended
** In billions
Note: The above information reflects the effects of both continued and discontinued operations.